                                                                    EXHIBIT 10.1

                           PURCHASE AND SALE AGREEMENT



                                      dated





                                  May 13, 1999



                                     between



                               APACHE CORPORATION

                                       as

                                     Seller


                                       and


                             VENUS EXPLORATION, INC.

                                      Buyer

                                TABLE OF CONTENTS


1.     PURCHASE AND SALE. ..............................................................      1

   1.1 PURCHASE AND SALE. ..............................................................      1
   1.2 INTERESTS. ......................................................................      1
   1.3 RESERVED INTERESTS. .............................................................      2
   1.4 EFFECTIVE TIME. .................................................................      3
   1.5 LIKE KIND EXCHANGE. .............................................................      3

2.     PURCHASE PRICE. .................................................................      3

   2.1 PURCHASE PRICE. .................................................................      3
   2.2 ADJUSTMENTS TO PURCHASE PRICE. ..................................................      4

3.     REPRESENTATIONS AND WARRANTIES. .................................................      5

   3.1 REPRESENTATIONS AND WARRANTIES OF SELLER. .......................................      5
   3.2 REPRESENTATIONS AND WARRANTIES OF BUYER. ........................................      6

4.     COVENANTS AND AGREEMENTS. .......................................................      7

   4.1 COVENANTS AND AGREEMENTS OF SELLER. .............................................      7
   4.2 COVENANTS AND AGREEMENTS OF BUYER. ..............................................      8

5. TITLE MATTERS. ......................................................................     10

   5.1 DEFENSIBLE TITLE. ...............................................................     10
   5.2 TITLE DEFECT ADJUSTMENTS. .......................................................     11
   5.3 PREFERENTIAL RIGHTS AND CONSENTS. ...............................................     12
   5.4 CASUALTY LOSS. ..................................................................     12

6.     ENVIRONMENTAL MATTERS. ..........................................................     13

   6.1 ENVIRONMENTAL OBLIGATIONS. ......................................................     13
   6.2 DEFINITION OF ENVIRONMENTAL CLAIM, ENVIRONMENTAL CONDITION AND
       ENVIRONMENTAL LAW. ..............................................................     14
   6.3 WAIVER. .........................................................................     15
   6.4 REMEDIES FOR VIOLATION OF ENVIRONMENTAL LAW. ....................................     15
   6.5 LIMITATIONS. ....................................................................     15

7.     CONDITIONS TO CLOSING. ..........................................................     16

   7.1 SELLER'S CONDITIONS. ............................................................     16
   7.2 BUYER'S CONDITIONS. .............................................................     16

8.     CLOSING. ........................................................................     17

   8.1 DATE OF CLOSING. ................................................................     17
   8.2 PLACE OF CLOSING. ...............................................................     17
   8.3 CLOSING OBLIGATIONS. ............................................................     17

9.     OBLIGATIONS AFTER CLOSING. ......................................................     18

   9.1 POST-CLOSING ADJUSTMENT PROCEDURE. ..............................................     18
   9.2 FILES AND RECORDS. ..............................................................     19
   9.3 POST-CLOSING ADMINISTRATIVE ACCOUNTING RESPONSIBILITIES. ........................     19
   9.4 FURTHER ASSURANCES. .............................................................     20
   9.5 ASSUMPTION OF OBLIGATIONS. ......................................................     20
   9.6 INDEMNIFICATION. ................................................................     22

10.    TERMINATION OF AGREEMENT. .......................................................     22

  10.1 TERMINATION. ....................................................................     22
  10.2 LIABILITIES UPON TERMINATION OR BREACH. .........................................     23

11. MISCELLANEOUS. .....................................................................     23

  11.1 EXHIBITS. .......................................................................     23
  11.2 EXPENSES. .......................................................................     23
  11.3 NOTICES. ........................................................................     23
  11.4 WIRE TRANSFER INSTRUCTIONS. .....................................................     24
  11.5 AMENDMENTS. .....................................................................     24
  11.6 ASSIGNMENT. .....................................................................     24
  11.7 CONDITIONS. .....................................................................     25
  11.8 COUNTERPARTS. ...................................................................     25
  11.9 GOVERNING LAW. ..................................................................     25
 11.10 ENTIRE AGREEMENT. ...............................................................     25
 11.11 PARTIES IN INTEREST. ............................................................     25
 11.12 SURVIVAL. .......................................................................     25
 11.13 ARBITRATION. ....................................................................     26
 11.14 TAX MATTERS. ....................................................................     26

                           PURCHASE AND SALE AGREEMENT



This Purchase and Sale Agreement (the "Agreement"), dated the 13th day of May, 1999, is between APACHE CORPORATION ("Seller"), a Delaware corporation and VENUS EXPLORATION, INC. ("Buyer").

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1. PURCHASE AND SALE.

1.1 PURCHASE AND SALE.

Seller agrees to sell and convey and Buyer agrees to purchase and pay for the Interests (as defined in Section 1.2), subject to the terms and conditions of this Agreement.

1.2 INTERESTS.

Subject to the reservations set forth in Section 1.3, all of Seller's, right, title and interest in and to the following shall herein be called the "Interests":

(a) The oil and gas wells described in EXHIBIT "A-I" hereto (the "Wells"), together with all oil, gas and mineral production from the Wells;

(b) The leasehold estates created by the leases, licenses, permits and other agreements described in EXHIBIT "A-II", INSOFAR BUT ONLY INSOFAR as they cover and relate to the lands (the "Lands") described in EXHIBIT "A-II" (the leasehold estates insofar as they cover the Lands are called the "Leases"); together with all overriding royalty interests, production payments and other payments out of or measured by the value of oil and gas production;

(c) All oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom, together with all minerals produced in association with these substances (collectively called the "Hydrocarbons") in and under and which may be produced and saved from or attributable to the Leases or Wells, and all rents, issues, profits, proceeds, products, revenues and other income from or attributable thereto;




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


(d) All of the personal property, fixtures and improvements appurtenant to the Wells, or the Leases or used or obtained in connection with the operation of the Wells, or the Leases or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, including without limitation, pipelines, disposal systems, gathering systems and compression facilities appurtenant to or located upon the Leases; and

(e) All the property, rights, privileges, benefits and appurtenances in any way belonging, incidental to, or pertaining to the property, interests and rights described in Sections 1.2(a) through 1.2(d) including the Wells, the Lands and the Leases, including, to the extent transferable, all agreements, product purchase and sale contracts, surface leases, gas gathering contracts, salt water disposal leases and wells, processing agreements, compression agreements, equipment leases, permits, gathering lines, rights-of-way, easements, licenses, farmouts and farmins, options, orders, pooling, spacing or consolidation agreements and operating agreements and all other agreements relating thereto (the "Contracts"); and

(f) All of the files, records, data, and other documentary information maintained in the normal course of business by Seller pertaining to the Leases, Equipment, Hydrocarbons and the Contracts (collectively, the "Data") in the format maintained by Seller. The Data shall not, however, include any information, which, if disclosed, would cause Seller to breach any contract or agreement. Seller will use reasonable efforts to obtain any required consent to disclose such information.

1.3 RESERVED INTERESTS.

Seller shall reserve and except from the sale and conveyance of the Interests in favor of itself, its successors and assigns the following:

(a) All accounts receivable attributable to the Interests that are, in accordance with generally accepted accounting principles, attributable to the period prior to the Effective Time;

(b) All claims and rights relating to overpayments of costs and expenses attributable to periods prior to the Effective Time, including, without limitation, the right to initiate, prosecute or participate, at Seller's sole cost and expense, in all audits, audit claims and tax claims or proceedings relating to or including periods prior to the Effective Time, regardless of when commenced, arising under applicable law, operating or product sale agreements or otherwise, and to recover all costs and expenses claimed or shown by such audits or proceedings as owing to the owner of the Interests for periods prior to the Effective Time; and

(c) All rights, if any, to recover additional production or proceeds or requirements to refund monies attributable to such production or proceeds therefrom attributable to the Interests for any production month prior to the Effective Time, resulting from any adjustment to the net revenue interest attributable to the Interests in the applicable division orders.

1.4 EFFECTIVE TIME.

The purchase and sale of the Interests shall be effective as of March 1, 1999, at 7:00 a.m., at the location of the Interests (the "Effective Time").

1.5 LIKE KIND EXCHANGE.

Seller and Buyer each shall have the right at their respective sole options, to dispose of the Interests, or any portion thereof, through a transaction that is structured to qualify as a like-kind exchange of property within the meaning of
Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"). Seller and Buyer agree to cooperate with the other in effecting a qualifying like-kind exchange through a trust, escrow or other means as mutually determined by the Parties; provided, however, that the party electing to utilize a like-kind exchange (the "Electing Party") shall hold the other party (the "Non-Electing Party") harmless from any expense, obligation or liability, without limitation, which the Non-Electing Party may suffer in connection with or arising out of the Non-Electing Party's cooperation with the Electing Party's treatment of the Interests as part of a like-kind exchange. The Electing Party shall have the right to assign its rights, but not its obligations, under this Agreement, in whole or in part, to a "qualified intermediary" [as defined in Treasury Regulations Section 1.1031(k)-l(g)(4)] or as otherwise necessary or appropriate to effectuate a like-kind exchange and the Non-Electing Party agrees to recognize said qualified intermediary. The Electing Party shall be solely responsible for assuring the effectiveness for the exchange for its tax purposes and the Non-Electing Party does not represent to the Electing Party any particular tax treatment will result to the Electing Party as a result thereof. In no event shall any like-kind exchange contemplated by this provision cause an extension of the Closing Date set forth herein.

2. PURCHASE PRICE.

2.1 PURCHASE PRICE.

The purchase price for the Interests shall be TWENTY EIGHT MILLION FIVE HUNDRED THOUSAND DOLLARS AND NO/100 ($28,500,000.00) (the "Purchase




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


Price"), subject to adjustment as set forth in Section 2.2, and payable at closing, subject to any post closing adjustments as provided herein.

2.2 ADJUSTMENTS TO PURCHASE PRICE.

The Purchase Price shall be adjusted as follows:

(a)      The Purchase Price shall be adjusted upward by the following:

         (1) the value of all oil in storage above the pipeline connection as of the Effective Time and not previously sold by Seller that is attributable to the Interests, such value to be the actual price in effect as of the Effective Time less applicable taxes and gravity adjustments.

         (2) the amount of all expenditures; rentals and other charges; ad valorem, property, production, excise, severance and similar taxes based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom; expenses billed under applicable operating agreements and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements (COPAS overhead charges on Apache operated wells is specifically included), paid by or on behalf of Seller in connection with the operation of the Interests, in accordance with generally accepted accounting principles, to the extent not provided for in
         Section 2.2 (a) (3), attributable to the period after the Effective
         Time;

         (3) an amount equal to all prepaid expenses attributable to the Interests that are paid by or on behalf of Seller that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Time, including without limitation prepaid utility charges and prepaid ad valorem, property, production, severance and similar taxes based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom;

         (4) the value of the underproduction of gas attributable to the Interests as of the Effective Time, such value to be $1.50 MCF, less applicable royalties and taxes, the volume of such underproduction estimated for purposes of Closing to be as set forth on a Well-by-Well basis on EXHIBIT "E" hereto, subject to final adjustment as set forth in Section 9.1;

         (5) any other amount agreed upon by Seller and Buyer; and

(b)      The Purchase Price shall be adjusted downward by the following:

         (1) proceeds received by Seller attributable to the Interests that are, in accordance with generally accepted accounting principles, attributable to the period of time from and after the Effective Time;

         (2) an amount equal to unpaid ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of the Interests that are attributable to periods of time prior to the Effective Time, which amounts shall, to the extent not actually assessed, be computed based on such taxes and assessments for the preceding tax year (such amount to be prorated for the period of Seller's and Buyer's ownership before and after the Effective Time);

         (3) an amount equal to the sum of all Title Defect and Environmental Defect adjustments;

         (4) the value of the overproduction of gas attributable to the Interests as of the Effective Time, such value to be $1.50 MCF, less applicable royalties and taxes, and the volume of such overproduction estimated for Closing purposes to be as set forth on a Well-by-Well basis on EXHIBIT "E" hereto, subject to final adjustment as set forth in Section 9.1;

         (5) any other amount agreed upon by Seller and Buyer.

3. REPRESENTATIONS AND WARRANTIES.

3.1 REPRESENTATIONS AND WARRANTIES OF SELLER.


Seller represents and warrants as of the date hereof and as of the Closing Date to Buyer as follows:

(a) The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with any provision of any agreement or instrument to which Seller is a party or by which it is bound.

(b) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business in each state where the Interests are located.

(c) Seller has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, (i) any provision of its articles of incorporation or bylaws; (ii) any provision of any agreement or instrument to which it is a party or by which it is bound, noncompliance with which would have a material adverse effect upon Buyer's ownership or operation of the Interests, or upon any of the transactions contemplated by this Agreement, and (iii) to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to Seller.

(d) This Agreement has been duly authorized, executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization and other laws for the protection of creditors.

(e) Seller has incurred no liability, contingent or otherwise, for brokers or finders fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(f) There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the knowledge of Seller, threatened against Seller.

3.2 REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants as of the date hereof and as of the Closing Date to Seller as follows:


(a) The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with any provision of any agreement or instrument to which Buyer is a party or by which it is bound.

(b) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization and other laws for the protection of creditors.

(c) Buyer has incurred no liability, contingent or otherwise, for brokers or finders fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

(d) The Interests to be acquired by Buyer pursuant to this Agreement are being acquired by it for its own account for investment purposes and not for distribution within the meaning of any securities law. In acquiring the Interests, it is acting in the conduct of its own business and not under any specific contractual commitment to any third party, or any specific nominee agreement with any third party, to transfer to, or to hold title on behalf of, such third party, with respect to all or any part of the Interests.

(e) There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the knowledge of Buyer, threatened against Buyer.



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


4. COVENANTS AND AGREEMENTS.

4.1 COVENANTS AND AGREEMENTS OF SELLER.


Seller covenants and agrees with Buyer as follows:

(a) Upon execution of this Agreement, Seller will make available to Buyer for examination at a location designated by Seller, all of Seller's title information, production information and other information relating to the Interests, including without limitation, accounting files, production files, land files, lease files, well files, division order files, contract files and marketing files, and, subject to the consent and cooperation of operators and other third parties, will cooperate with Buyer in Buyer's efforts to obtain, at Buyer's expense, such additional information relating to the Interests as Buyer may reasonably desire, to the extent in each case that Seller may do so without violating legal constraints or any obligation of confidence or other contractual commitment of Seller to a third party.

(b) Seller shall, or in the case of any third-party operated wells, use reasonable efforts to cause the operator thereof, to permit Buyer's authorized representative to conduct, at Buyer's sole risk and expense, on-site inspections of the Interests. All such inspections shall be conducted at the sole risk, cost and expense of Buyer, and Buyer shall indemnify and defend Seller from and against any and all losses arising from such inspections.

(c) During the period from the date of this Agreement to the Closing Date, Seller agrees, unless specifically waived by Buyer in writing, as follows:

         (1) Subject to the provisions of applicable operating and other agreements, Seller shall continue to operate and administer the Interests in a good and workmanlike manner consistent with its past practices, and shall carry on its business with respect to the Interests in substantially the same manner as before execution of this Agreement.

         (2) Seller shall, except for emergency action taken in the face of risk to life, property or the environment, submit to Buyer for prior written approval, all requests for operating or capital expenditures and all proposed contracts and agreements relating to the Interests that involve individual commitments of more than $20,000.00 net to Seller's interest, or a cumulative total of $75,000 net to Seller's interest.

         (3) Buyer acknowledges that Seller owns an undivided interest in certain of the Interests, and Buyer agrees that the acts or omissions of the other working interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Agreement, nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner that complies with the provisions of this Section. To the extent that



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



         Seller is not the operator of any of the Interests, the obligations of Seller in this Agreement shall be construed to require that Seller use reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Interests to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

         (4) Notwithstanding anything to the contrary in this Agreement, Seller shall have no liability to Buyer for the incorrect payment of delay rentals, royalties, shut-in royalties or similar payments or for any failure to make any such payments through mistake or oversight (including Seller's negligence), unless caused by Seller's gross negligence or willful misconduct provided, however, Seller shall advise Buyer of any such mistakes or oversights upon Seller becoming aware of same.

4.2 COVENANTS AND AGREEMENTS OF BUYER.

Buyer covenants and agrees with Seller that:

(a) Buyer shall use its best efforts to ensure that as of the Closing Date it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of such transaction.

(b) Buyer shall, subject to the applicable terms of existing operating agreements, take over operations as of 7:00 a.m. local time at the wellsites on the Closing Date, with respect to Seller-operated Wells included in the Interests assigned to Buyer at the Closing. Upon taking over operations, Buyer will post all necessary state, federal and local bonds and shall assist Seller in having Seller's existing bonds released, or in the alternative, having the wells operated by Buyer released from Seller's existing bond.

(c) Certain of the Leases are burdened or encumbered by and subject to that certain Member Gas Purchase Agreement dated effective January 1, 1996, ("Member Agreement") among Apache Corporation and MW Petroleum Corporation, as Sellers, and Producers Energy Marketing, LLC, as Buyer, as described on EXHIBIT "C" hereto. Before Closing, Seller will make good faith, commercially reasonable efforts to obtain releases of certain requirements insofar as they affect such Leases. If such releases are not obtained, such Leases shall remain subject to the terms and conditions of the Member Agreement, and as of the Effective Time, Seller shall assume all duties and obligations of Buyer thereunder insofar as they affect such Leases.

(d) Purchaser acknowledges and confirms that it has been advised by Apache of and has received information concerning the following:



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


         (1) Apache and The Municipal Gas Authority of Georgia ("MGAG"), entered into an agreement dated December 20, 1994, wherein Apache, in exchange for the advance payment of certain consideration, agreed to sell MGAG certain volumes of natural gas with the incremental delivery of same to occur annually for a period of years set forth therein ("MGAG-2 Transactions"). To ensure the delivery of the pre-purchased natural gas volumes by Apache to MGAG, MGAG received from Apache a security interest in Apache's interest in certain wells and/or properties more specifically described in exhibits to the MGAG-2 Transactions documents.

         (2) Apache and MGAG entered into an agreement dated effective September 1, 1997, wherein Apache, in exchange for the advance payment of certain consideration, agreed to sell MGAG certain volumes of natural gas with the incremental delivery of same to occur annually for a period of years set forth therein ("MGAG-3 Transactions"). To ensure the delivery of the pre-purchased natural gas volumes by Apache to MGAG, MGAG received from Apache a security interest in Apache's interests in certain wells and/or Interests more specifically described in exhibits to the MGAG-3 Transactions documents.

         (3) The MGAG-2 Transactions and MGAG-3 Transactions, and Seller's interests in the wells and Interests which are the subject matter thereof, are subject to the terms and conditions contained in the applicable documents and agreements attendant thereto, in their entirety. No party to the MGAG-2 Transactions or MGAG-3 Transactions can assign its respective rights under the documents and agreements thereto without the express written consent of the other parties. Seller and MGAG are required to maintain the contents of all documents and agreements related to the aforedescribed transactions and matters in the strictest confidence, and to obtain the prior written consent of the other parties before disclosing any portion of same to any third party.

         (4) All or a portion of Seller's interests in one or more of the Wells and/or Interests which are the subject matter of the transactions contemplated in this Agreement, shall, unless fully released by MGAG prior to the assignment thereof to Buyer, be subject to and burdened by, and Buyer shall assume, all of the rights enjoyed by, and obligations in favor of, MGAG as fully set forth in each of the documents and agreements that govern and concern the particular MGAG transaction and/or matter affecting Seller's interests in said Well and/or Interests.

         (5) Certain of the Leases are burdened or encumbered by and subject to that certain Amended and Restated Gas Purchase Agreement dated effective July 1, 1998, ("Gas Purchase Agreement") among Apache Corporation and MW Petroleum Corporation, as Sellers, and Producers Energy Marketing, LLC, as Buyer, as described on Exhibit "C" hereto. Before Closing, Seller will make good faith, commercially reasonable efforts to obtain releases of certain requirements insofar as they affect such Leases. If such releases are not obtained, such Leases shall become subject to a Restricted Gas Purchase Agreement, and as of the



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

         Effective Time, Buyer shall assume all duties and obligations of Seller thereunder insofar as they affect such Leases.

5. TITLE MATTERS.

5.1 DEFENSIBLE TITLE.


(a) The term "Defensible Title" shall mean, as to the Interests, such title, whether held by Seller, that, except for and subject to the Permitted Encumbrances (as defined in Section 5.1(b)): (i) entitles Seller to receive as to each Interest set forth in EXHIBIT "A-I", not less than the "Net Revenue Interest" set forth in EXHIBIT "A-I" as to such Lease in the oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from any Well located on such Interests as to its presently producing formations; (ii) obligates Seller to bear costs and expenses relating to the maintenance, development and operation of any Well located on such Lease in an amount not greater than the "Working Interest" set forth in EXHIBIT "A-I" without a proportionate increase in the Net Revenue Interest, and (iii) is free and clear of liens and material encumbrances and defects.

(b) The term "Permitted Encumbrances," as used herein, shall mean, as follows:

         (1) lessors' royalties, overriding royalties, unitization and pooling designations and agreements, reversionary interests and similar burdens;

         (2) required third party consents to assignments and similar agreements with respect to which (i) waivers or consents have been or will be obtained from the appropriate parties prior to the closing date, or
         (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights;

         (3) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained subsequent to such sale or conveyance;

         (4) easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; conditions, covenants or other restrictions; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Interests;

         (5) materialmen's, mechanics', repairmen's, employees', contractors', operators', tax and other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of any of the Interests



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


         (i) if they have not been filed pursuant to law, (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith in the ordinary course of business by appropriate action;

         (6) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever affecting the Interests that individually or in the aggregate are not such as to have a materially adverse effect, do not prevent Seller from receiving the proceeds of production and that do not operate to (i) reduce the net revenue interest of Seller below that set forth on EXHIBIT "A-I", or (ii) increase the working interest of Seller above that set forth on EXHIBIT "A-I" without a proportionate increase in the Net Revenue Interest of Seller; and

         (7) all those contracts, agreements and other matters described on EXHIBIT "D".


(c) The term "Title Defect" as used herein shall mean any material encumbrance or defect in Seller's title to the Interests (expressly excluding Permitted Encumbrances), that renders Seller's title to the Interests less than Defensible Title. The term "Allocated Value" as used herein means the value allocated to the Well as set forth in EXHIBIT "A-I" hereto, as adjusted for overproduction or underproduction in the manner set forth in Section 2.2.

5.2 TITLE DEFECT ADJUSTMENTS.

(a) No adjustment to the Purchase Price for Title Defects shall be made unless and until, and only to the extent that the individual value of each Title Defect exceeds $25,000.00 or the aggregate value of all Title Defects exceeds one percent (1%) of the Purchase Price.

(b) Buyer shall give Seller written notice of Title Defects ten (10) days prior to the Closing Date. Such notice shall be in writing and shall include (i) a description of the Title Defect, (ii) the Allocated Value of the Well affected by the Title Defect and (iii) the amount by which Buyer believes the Allocated Value of such Well has been reduced because of such Title Defect. Buyer shall be deemed to have waived all Title Defects of which Seller has not been given timely notice by Buyer and all Title Defects that do not meet the thresholds for an adjustment to the Purchase Price set forth in Section 5.2(a).

(c) Subject to the limitation contained in Section 5.2(a), a Well affected by a Title Defect and the Leases comprising the production unit or proration unit for the Well shall be excluded from the Interests to be purchased by Buyer hereunder and the Purchase Price shall be reduced in accordance with Section 2.2 by an amount equal to the Allocated Value of such Well unless prior to closing, (i) the Title Defect has been removed, (ii) Buyer agrees to waive the relevant Title Defect and purchase the affected Interests notwithstanding the defect, (iii) Seller agrees to indemnify Buyer against all losses, costs, expenses and liabilities with respect to such Title Defect, or
(iv) Buyer and Seller agree to an amount by which the Allocated Value of the Well has been reduced and the Purchase Price is reduced by such amount in accordance with Section 2.2.

5.3 PREFERENTIAL RIGHTS AND CONSENTS.

(a) Some of the Leases may be subject to preferential rights to purchase in favor of third parties or third party consents to assignment and notices of sale. The form and content of all solicitations for the waivers and consents affecting the Interests, shall be determined by Seller but shall not be inconsistent with any of the terms of this Agreement.

(b) In the event a third party exercises an applicable preferential right to purchase any of the Interests prior to the Closing Date, the affected Interests shall be removed from this Agreement and the Purchase Price shall be adjusted by the Allocated Value of the Interests. In the event such third party fails or refuses to close on such preferential right within sixty (60) days of the date of such third party's exercise of its preferential right, then Buyer shall purchase such affected Interests covered by the preferential right for its Allocated Value as of the Effective Time and the closing for such transaction shall take place on a mutually acceptable date not more than thirty (30) days following such failure or refusal. If any preferential right to purchase any portion of the Interests is exercised after the Closing Date, such affected portion of the Interests shall not be treated as a Title Defect, and no adjustment shall be made on account of such exercise. All Interests that are subject to preferential rights to purchase that have not been exercised as of such date and time shall be conveyed to Buyer at the Closing. If any such preferential right is exercised after such date and time, Buyer agrees to convey such affected Interests to the party exercising such right on the same terms and conditions under which Seller conveyed such Interests to Buyer. Buyer shall retain all amounts paid by the party exercising such preferential right to purchase. In the event of such exercise, Buyer shall prepare a form of conveyance of such interests from Buyer to such exercising party, such conveyance to be in form and substance as provided in this Agreement, except that such conveyance shall be made free and clear of all liens, encumbrances, royalty interests, production payments and other charges or defects created by, through or under Buyer. Buyer agrees to hold harmless and indemnify Seller regarding any claims made by third parties claiming preferential rights subsequent to Closing.

5.4 CASUALTY LOSS.

If subsequent to the date of this Agreement and, prior to the Closing, all or any material portion of the Interests to be conveyed to Buyer at the Closing is destroyed by fire or other casualty, is taken in condemnation or under the right of eminent domain or proceedings for such purposes are pending or threatened, subject to the limitations set forth in Sections 5.2 and 6.4, Buyer shall purchase such Interests notwithstanding any such destruction, taking or pending or threatened taking and the Purchase Price shall be adjusted in accordance with the diminution in value. Seller shall, at the Closing, pay to Buyer all sums paid to Seller by third parties by reason of the destruction or taking of such Interests to be assigned to Buyer, and shall assign, transfer and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments from third parties arising out of the destruction, taking or pending or threatened taking as to such Interests to be conveyed to Buyer. Seller shall not voluntarily compromise, settle or adjust any material amounts payable by reason of any material destruction, taking or pending or threatened taking as to the Interests to be conveyed to Buyer without first obtaining the written consent of Buyer.

6. ENVIRONMENTAL MATTERS.

6.1 ENVIRONMENTAL OBLIGATIONS.

ASSUMING THE OCCURRENCE OF CLOSING AND EXCEPT AS PROVIDED IN THIS SECTION 6.1 BELOW, BUYER SHALL (i) ASSUME ALL LIABILITY AND COSTS WITH REGARD TO THE LEASES, EQUIPMENT AND PRODUCTION CONTAINING HAZARDOUS MATERIALS, INCLUDING BUT NOT LIMITED TO NATURALLY OCCURRING RADIOACTIVE MATERIAL (NORM), NOT BEING IN COMPLIANCE WITH APPLICABLE ENVIRONMENTAL LAWS OR PERMITS AND THE EXISTENCE OR PRESENCE OF ADVERSE PHYSICAL CONDITIONS, INCLUDING BUT NOT LIMITED TO UNKNOWN OR ABANDONED OIL AND GAS WELLS, WATER WELLS, SUMPS AND PIPELINES THAT MAY NOT HAVE BEEN REVEALED BY BUYER'S INVESTIGATION; (ii) COMPLY WITH ALL LAWS, INCLUDING ENVIRONMENTAL LAWS, WITH RESPECT TO ALL OPERATIONS ON THE LEASES, INCLUDING ABANDONMENT OF WELLS AND REGARDING INACTIVE OR UNPLUGGED WELLS, INCLUDING BONDING REQUIREMENTS, AND SURFACE WORK AS SPECIFIED IN THE LEASES OR APPLICABLE LAW OR REGULATION; AND (iii) HEREBY EXPRESSLY AGREES TO PROTECT, RELEASE, DEFEND, INDEMNIFY AND HOLD SELLER, ITS OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS AND ITS EMPLOYEES FREE AND HARMLESS FROM AND AGAINST ANY AND ALL COSTS, EXPENSES, CLAIMS, DEMANDS, LITIGATION COSTS, ATTORNEYS FEES, AND CAUSES OF ACTION OF EVERY KIND AND CHARACTER, INCLUDING BUT NOT LIMITED TO INJURIES OR DEATH TO PERSONS, DAMAGES TO OR LOSS OF PROPERTY, ENVIRONMENTAL CLAIMS OR ENVIRONMENTAL CONDITIONS, ARISING OUT OF OR IN CONNECTION WITH THE USE, OPERATION, OCCUPANCY, OCCUPATION, RESALE OR ABANDONMENT OF THE INTERESTS ASSIGNED TO BUYER HEREUNDER REGARDLESS OF WHETHER THE CLAIM IS A RESULT OF AN

ACT OR OMISSION OCCURRING OR CONDITION EXISTING PRIOR TO OR AFTER THE CLOSING DATE. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE INDEMNITY PROVIDED FOR IN THIS SECTION COMPLIES WITH THE EXPRESS NEGLIGENCE RULE.

IF ANY TERM OR OTHER PROVISION OF THIS INDEMNIFICATION IS INVALID, ILLEGAL, OR INCAPABLE OF BEING ENFORCED BY ANY RULE OF LAW OR PUBLIC POLICY, ALL OTHER CONDITIONS AND PROVISIONS OF THIS INDEMNIFICATION SHALL NEVERTHELESS REMAIN IN FULL FORCE AND EFFECT SO LONG AS THE ECONOMIC OR LEGAL SUBSTANCE OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT REMAIN IN EFFECT. BUYER REPRESENTS THAT IT HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE INDEMNITY PROVISION CONTAINED IN THIS SECTION 6.1, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT, AND UNDERSTANDS THE INDEMNITY OBLIGATIONS CONTAINED HEREIN.

6.2 DEFINITION OF ENVIRONMENTAL CLAIM, ENVIRONMENTAL CONDITION AND ENVIRONMENTAL LAW.

For purposes of this Agreement, (i) "Environmental Claim" shall mean any action, suit, investigation, proceeding, demand, claim or written notice by any person alleging or inquiring as to potential liability arising out of, based on or resulting from any violation, or alleged violation, of any Environmental Law with respect to the Interests, (ii) "Environmental Condition" shall mean any existing condition with respect to the soil, subsurface, surface waters, groundwater, atmosphere or any environmental medium, whether or not yet discovered which could result in any damage, loss, cost, expense or claim against Seller with respect to the Interests, (iii) "Environmental Laws" shall mean all laws, statutes, ordinances, permits, orders, judgments, rules or regulations which are promulgated, issued or enacted by a governmental entity or tribal authority as of the Effective Time having appropriate jurisdiction relating to the protection of the public health, welfare, and the environment, including, without limitation, those that, (a) relate to the prevention of pollution or environmental damage, (b) the remediation of pollution or environmental damage, or (c) the protection of the environment generally; including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and the Solid Waste Amendments Act of 1984, as amended, and the Oil Pollution Act of 1990, as amended, and (d) are in effect as of the Effective Time, and (iv) "Violation of Environmental Laws" shall mean the violation of or failure to meet specific objective requirements or standards that are clearly applicable to the Interests under Environmental Laws where such requirements or standards are in effect as of the Effective Time, and which are the subject of governmental action as of the Effective Time and the term does not include good or desirable operating practices or standards that may be employed or adopted by other oil or gas well operators or recommended by a governmental authority.

6.3 WAIVER.

BUYER SHALL HAVE NO RIGHT TO SEEK AN ADJUSTMENT, MAKE A CLAIM AGAINST SELLER OR SEEK INDEMNIFICATION FROM SELLER ASSOCIATED WITH THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE INTERESTS ACQUIRED BY BUYER, EXCEPT IN ACCORDANCE WITH ARTICLE
6.4 BELOW. BUYER REPRESENTS THAT IT HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE WAIVER PROVISION CONTAINED IN THIS SECTION 6.3, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT, AND UNDERSTANDS THE RIGHTS BEING WAIVED HEREIN.

6.4 REMEDIES FOR VIOLATION OF ENVIRONMENTAL LAW.

Before Closing, with respect to each Violation of Environmental Laws, Seller and Buyer shall (i) agree on an adjustment to the Purchase Price which adjustment shall reflect the cost to remedy such Violation of Environmental Law, (ii) remediate the condition at Seller's cost or (iii) remove that portion of the Interests from the Interests being conveyed and adjust the Purchase Price accordingly. If the parties cannot agree on a course of action, option (iii) above shall apply. If Seller and Buyer agree to an adjustment to the Purchase Price pursuant to (i) above, said adjustment shall not reflect any costs to remediate beyond remediation required by Environmental Laws. No adjustment to the Purchase Price for Violation of Environmental Law shall be made unless and until and only to the extent that each Violation of Environmental Law exceeds the $25,000.00 or aggregate value of all Violations of Environmental Laws exceeds two percent (2%) of the Purchase Price.

6.5 LIMITATIONS.

NOTWITHSTANDING ANYTHING TO THE CONTRARY AND EXCEPT AS PROVIDED IN SECTION 6.1 ABOVE, THIS ARTICLE 6 IS INTENDED TO BE THE SOLE AND EXCLUSIVE REMEDY THAT BUYER SHALL HAVE AGAINST SELLER WITH RESPECT TO ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR HEALTH. BUYER HEREBY RELEASES AND DISCHARGES ANY AND ALL CLAIMS AT LAW OR IN EQUITY, INCLUDING BUT NOT LIMITED TO ENVIRONMENTAL CLAIMS AND ENVIRONMENTAL CONDITIONS, KNOWN

OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, AGAINST SELLER WITH RESPECT TO ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR HEALTH. BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE AND WILL MAKE NO REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL CONDITIONS OR ENVIRONMENTAL CLAIMS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR HEALTH. BUYER HEREBY AGREES TO ASSUME THE RISK THAT THE INTERESTS MAY CONTAIN WASTE MATERIALS, INCLUDING NATURALLY OCCURRING RADIOACTIVE MATERIALS, OR HAZARDOUS SUBSTANCES, THAT ADVERSE PHYSICAL CONDITIONS, INCLUDING THE PRESENCE OF UNKNOWN ABANDONED OIL AND GAS WELLS, WATER WELLS, SUMPS AND PIPELINES MAY NOT HAVE BEEN REVEALED BY BUYER'S INVESTIGATION.

7. CONDITIONS TO CLOSING.

7.1 SELLER'S CONDITIONS.

The obligations of Seller at the Closing are subject, to the satisfaction at or prior to the Closing of the following conditions:

(a) All representations and warranties of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied all material agreements in all material respects required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing;

(b) No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of such Closing; and

(c) The aggregate sum of Title Defect adjustments and adjustments for Violation of Environmental Laws not exceed fifteen percent (15%) of the Purchase Price.

7.2 BUYER'S CONDITIONS.

The obligations of Buyer at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions:

(a) All representations of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations were made at and as of the Closing, and Seller shall have performed and satisfied all material agreements in all material respects required by this Agreement to be performed and satisfied by Seller at or prior to the Closing;

(b) No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of such Closing; and

(c) The aggregate sum of Title Defect adjustments and adjustments for Violation of Environmental Laws not exceed fifteen percent (15%) of the Purchase Price.

8. CLOSING.

8.1 DATE OF CLOSING.

Unless the parties agree otherwise in writing and subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the "Closing") shall be held on or before June 30, 1999. The date the Closing actually occurs is called the "Closing Date."

8.2 PLACE OF CLOSING.

The Closing shall be held at the offices of Seller in Houston, Texas.

8.3 CLOSING OBLIGATIONS.

At the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller and Buyer shall execute, acknowledge and deliver: an assignment, bill of sale and conveyance (in sufficient counterparts to facilitate recording) in substantially the form of EXHIBIT "B" hereto conveying to Buyer the Interests; and

(b) Seller and Buyer shall execute and deliver a settlement statement, prepared in accordance with this Agreement and generally accepted accounting principles (the "Preliminary Settlement Statement") prepared by Seller that shall set forth the Preliminary Purchase Price and each adjustment and the calculation of such adjustments used to determine such amount. Seller shall provide Buyer with the Preliminary Settlement Statement three business days prior to Closing for Buyer's review and approval. The term "Preliminary Purchase Price" shall mean the Purchase Price, adjusted as provided in Section 2.2, using for such adjustments the best information then available.

(c) Buyer shall deliver to Seller the Preliminary Purchase Price by direct bank or wire transfer in immediately available federal funds.

(d) Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Interests assigned to Buyer.

(e) Seller shall prepare such notices to third-party operators of the change in ownership of the Interests from Seller to Buyer and such notices of change in operatorship for those Seller-operated Wells for which Buyer has taken over operations as are reasonable and customary in the industry. Further, Seller shall deliver to Buyer executed copies of Change of Operator forms for signature and Seller shall promptly file the same as soon as practical after closing but in no event later than 5 days from closing.

9. OBLIGATIONS AFTER CLOSING.

9.1 POST-CLOSING ADJUSTMENT PROCEDURE.

(a) As soon as practicable after the Closing Date, but no later than 90 days after the Closing Date, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement (the "Final Settlement Statement") setting forth each adjustment or payment that was not finally determined as of the Closing Date and showing the calculation of such adjustments. Within fifteen days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such post-closing adjustment no later than fifteen days after Seller has received Buyer's proposed changes. The date upon which such agreement is reached or upon which the "Final Purchase Price" is established, shall be called the "Final Settlement Date." If
(i) the Final Purchase Price is more than the Preliminary Purchase Price, Buyer shall pay in immediately available federal funds the amount of such difference to Seller or to Seller's account (as designated by Seller), or (ii) the Final Purchase Price is less than the Preliminary Purchase Price, Seller shall pay in immediately available federal funds the amount of such difference to Buyer or to Buyer's account (as designated by Buyer). Payment by Buyer or Seller shall be made within five days after the Final Settlement Date.

(b) The parties will use their best efforts to update (to the Effective Time) the volume amounts listed on EXHIBIT "E" within sixty (60) days from the Closing Date. If the gas imbalance of a Well indicated on EXHIBIT "E" changes or additional Wells are added as a result of this update, the parties will make the appropriate payments to one another on the final Settlement Date based on a value of $1.50 per MCF less applicable royalties and taxes to reflect the updated imbalance volume and the resulting balancing value for the Well. If Seller and a third party operator disagree as to the amount of any imbalance,

Buyer and Seller shall mutually agree to an amount. If a Well is deleted from the transaction pursuant to some other provision of this Agreement, the Well shall also be deleted from any adjustments pursuant to this paragraph. After the Final Settlement Date, there shall be no further adjustment made as to gas imbalance on any of the Wells listed on EXHIBIT "E".

9.2 FILES AND RECORDS.

Within thirty days after the Closing Date, Seller shall make available to Buyer originals of all of Seller's files and records relating to the Interests in the format maintained by Seller, but excluding any records or data that cannot be transferred because of prior contractual restrictions. Buyer shall retain and make available to Seller for seven full calendar years following the Closing Date, in Buyer's office during normal business hours, files and records relating to the Interests. Seller shall retain division order files until the last day of the month in which Seller retains disbursement responsibilities.

9.3 POST-CLOSING ADMINISTRATIVE ACCOUNTING RESPONSIBILITIES.

To the extent Seller is presently involved in the administration of the Interests, Seller shall retain the obligation and responsibility for the administration of the Interests for the period ending on the Closing Date. However, Seller and Buyer recognize that Buyer's obligation to immediately assume administrative accounting responsibilities for the Interests upon Closing may be impractical and will present certain difficulties for both Seller and Buyer in regards to transfer of such administrative responsibilities, timely and proper revenue distributions, payment of expenses, joint interest billings and the rendition of post-closing settlement statements.

Therefore, to facilitate a convenient and proper transfer of the administrative accounting responsibilities relating to the Interests, Seller and Buyer agree the administrative duties will be transferred from the Seller to the Buyer in the following manner:

(a)      Revenue Distributions:

         (1) Seller shall retain the responsibility for distribution of revenues attributable to production prior to Closing. Such distribution shall be conducted by Seller through Seller's sales cutoff during the second month following the month of Closing.

         (2) In the event Seller should receive revenues subsequent to the Seller's cutoff for its last revenue distribution, as described above, unless such revenues are for production prior to the Effective Time, then Seller shall promptly remit such revenues to Buyer as soon as is practical, and Buyer shall be responsible for distributing all such amounts, including distributions to royalty owners.

         (3) In the event Buyer should receive revenues for production from the Interests for the production period prior to Effective Time, then Buyer shall promptly remit such revenues, net of severance taxes and royalties, to Seller within five (5) business days.

         (4) It is understood that Seller will not undertake to change its distribution master files for purposes of the above discussed revenue distributions until after the Closing Date, and any information on the Interests received by Seller related to master file changes subsequent to the Closing Date will be remitted to the Buyer as soon as is practical.

(b)      Payment of Expenses and Joint Interest Billings:

         (1) Seller shall retain, subject to the terms hereof, the responsibility for the payment of all invoices, expenses and joint interest billings for such expenses, including COPAS overhead charges for invoices received and vouchered through Closing after which Buyer shall assume all responsibility.

         (2) All invoices, expenses and joint interest billings for such expenses received subsequent to Closing Date and attributable to the period after the Effective Date will be forwarded to the Buyer as received by the Seller.

9.4 FURTHER ASSURANCES.

After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments, and shall take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto.

9.5 ASSUMPTION OF OBLIGATIONS.

(a) EXCEPT AS PROVIDED IN SECTION 6.1 ABOVE, ASSIGNMENT OF THE INTERESTS TO BUYER SHALL CONSTITUTE AN EXPRESS ASSUMPTION BY BUYER OF, AND BUYER EXPRESSLY AGREES TO PAY, PERFORM, FULFILL AND DISCHARGE ALL CLAIMS, COSTS, EXPENSES, LIABILITIES AND OBLIGATIONS (INCLUDING BUT NOT LIMITED TO ENVIRONMENTAL CLAIMS AND ENVIRONMENTAL CONDITIONS) ACCRUING OR RELATING TO THE OWNING, DEVELOPING, EXPLORING, OPERATING AND MAINTAINING OF THE INTERESTS CONVEYED TO BUYER AT THE CLOSING, INCLUDING WITHOUT LIMITATION, ALL VIOLATIONS OF ENVIRONMENTAL LAW AND ALL OBLIGATIONS ARISING UNDER OPERATING AGREEMENTS, PRODUCT SALES AGREEMENTS AND THE OTHER AGREEMENTS COVERING OR RELATING TO THE INTERESTS, REGARDLESS OF THE NEGLIGENCE OF SELLER.

(b) BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING PART OF THE INTERESTS INCLUDING, WITHOUT LIMITATION, (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE,
(v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (vi) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT INCLUDING NATURALLY OCCURRING RADIOACTIVE MATERIAL, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT THE REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE AND BUYER WILL ACCEPT THE REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

(c) SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES AND ACKNOWLEDGES THAT SELLER HAS NOT MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO (i) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER OR (ii) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING.

(d) BUYER SHALL ALSO INDEMNIFY SELLER FOR ALL LIABILITIES WHICH ARE ASSESSED AGAINST SELLER FOR FEDERAL, STATE, OR LOCAL TAXES, (NOT INCLUDING INCOME TAXES) TOGETHER WITH PENALTIES OR INTEREST THEREON (PROVIDED THE PENALTIES AND INTEREST DO NOT RESULT FROM THE NEGLIGENCE, LATE FILING, FRAUD OR OTHER ACTS OF MALFEASANCE OF SELLER), WHICH RELATE TO ALL OPERATIONS OF THE PROPERTY TRANSFERRED HEREUNDER AFTER THE EFFECTIVE TIME.

9.6 INDEMNIFICATION.

FROM AND AFTER THE CLOSING DATE, BUYER AND SELLER SHALL INDEMNIFY EACH OTHER AS
FOLLOWS:

(a) SELLER SHALL DEFEND, INDEMNIFY AND SAVE AND HOLD HARMLESS BUYER, ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, AGAINST ALL LOSSES, DAMAGES, CLAIMS, DEMANDS, SUITS, COSTS, EXPENSES, LIABILITIES AND SANCTIONS OF EVERY KIND AND CHARACTER, INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS' FEES, COURT COSTS AND COSTS OF INVESTIGATION, WHICH ARISE FROM OR IN CONNECTION WITH ANY BREACH BY SELLER OF THIS AGREEMENT.

(b) BUYER SHALL DEFEND, INDEMNIFY AND SAVE AND HOLD HARMLESS SELLER, ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS AGAINST ALL LOSSES, DAMAGES, CLAIMS, DEMANDS, SUITS, COSTS, EXPENSES, LIABILITIES AND SANCTIONS OF EVERY KIND AND CHARACTER, INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS' FEES, COURT COSTS AND COSTS OF INVESTIGATION, WHICH ARISE FROM OR IN CONNECTION WITH (i) ANY OF THE CLAIMS, COSTS, EXPENSES, LIABILITIES AND OBLIGATIONS ASSUMED BY BUYER PURSUANT TO SECTIONS 6 AND 9.5, OR (ii) ANY BREACH BY BUYER OF THIS AGREEMENT.

10. TERMINATION OF AGREEMENT.

10.1 TERMINATION.

This Agreement and the transactions contemplated hereby may be terminated in the following instances:

(a) By Seller if any of the conditions set forth in Section 7.1 are not satisfied in all material respects or waived as of the Closing Date.

(b) By Buyer if any of the conditions set forth in Section 7.2 are not satisfied in all material respects or waived as of the Closing Date.

(c) At any time by the mutual written agreement of Buyer and Seller.

10.2 LIABILITIES UPON TERMINATION OR BREACH.

(a) In the event of the termination of this Agreement by Seller in accordance with Section 10.1(a), Seller shall have no liability hereunder of any nature whatsoever to Buyer, including any liability for damages. If Buyer terminates this Agreement in accordance with Section 10.1(b) above, it shall have no liability hereunder of any nature whatsoever to the Seller including any liability for damages.

(b) Except as provided above in this Section 10.2, nothing contained herein shall be construed to limit Seller's or Buyer's legal or equitable remedies in the event of breach of this Agreement.

11. MISCELLANEOUS.

11.1 EXHIBITS.

The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

11.2 EXPENSES.

Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

11.3 NOTICES.

All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if mailed, when received by the party charged with such notice and addressed as follows:



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


         IF TO SELLER:

                           APACHE CORPORATION
                           2000 Post Oak Boulevard, Suite 100
                           Houston, Texas 77056-4400
                           Attention: Lisa Floyd
                                      Vice President-Business Development

         With a copy to:              Z.S. Kobiashvili
                                      Vice President and General Counsel

         IF TO BUYER:

                           VENUS EXPLORATION, INC.
                           1250 N. E. Loop 410, Suite 1000
                           San Antonio, Texas 78209
                           Attention: John Y. Ames
                                      President

Any party may, by written notice so delivered to the other parties, change the address or individual to which delivery shall thereafter be made.

11.4 WIRE TRANSFER INSTRUCTIONS.

Funds payable to Seller shall be wired to:

                  First National Bank of Chicago
                  Chicago, IL
                  ABA #071-000-013
                  Account Name: Apache Corporation Master
                  Account No. 55-77446

11.5 AMENDMENTS.

This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

11.6 ASSIGNMENT.

Neither party may assign all or any portion of its rights or delegate all or any portion of its duties hereunder unless it continues to remain liable for the performance of its obligations hereunder and obtains the prior written consent of the other party, which consent shall not be unreasonably withheld.



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11.7 CONDITIONS.

The inclusion in this Agreement of conditions to Seller's and Buyer's obligations at the Closing shall not, in and of itself, constitute a covenant of either Seller or Buyer to satisfy the conditions to the other party's obligations at the Closing.

11.8 COUNTERPARTS.

This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

11.9 GOVERNING LAW.

This Agreement and the transactions contemplated hereby shall be construed and enforced in accordance with the laws of the State of Texas, but without regard to laws or principles of conflicts of laws that would cause application of the laws of another jurisdiction. The parties hereby consent to the exclusive venue of the proper state or federal court located in Harris County, Texas, and hereby waive all other venues.

11.10 ENTIRE AGREEMENT.

This Agreement (including the Exhibits hereto) constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

11.11 PARTIES IN INTEREST.

This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

11.12 SURVIVAL.

The representations, warranties, covenants, agreements and indemnities provided for in this Agreement shall survive the Closing and shall not be extinguished by the doctrine of merger by deed or any similar doctrine and no waiver, release, or forbearance of the application of the provisions of those paragraphs in any given circumstance shall operate as a waiver, release, or forbearance of the provisions of the paragraphs as to any other circumstance.



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

11.13 ARBITRATION.

All disputes arising out of or in connection with this agreement, or any determination required to be made by the parties as to which the parties are unable to agree (including, without limitation, the determination of Defects), shall be settled by arbitration in Houston, Texas. Any matter to be submitted to arbitration hereunder may be submitted to arbitration by either party. Any matter submitted to arbitration shall be conducted in accordance with the rules of the American Arbitration Association. Any award by the arbitrator(s) shall be final, binding and not appealable, and judgment may be entered thereon in any court of competent jurisdiction. Notwithstanding the above, neither Seller or Buyer shall be required to resolve any disputes relating to this Agreement through arbitration if an unrelated third party files suit against both Buyer and Seller relating to the interests conveyed pursuant to this Agreement, in such event, it being understood and agreed that Buyer and Seller may assert any claims and/or defenses arising out of this Agreement against each other in the lawsuit.

11.14 TAX MATTERS.

(a) PAYMENT AND APPORTIONMENT OF REAL PROPERTY TAXES AND PERSONAL PROPERTY TAXES. With respect to Taxes:

         (1) REAL AND PERSONAL PROPERTY TAXES. All ad valorem taxes, real property taxes and personal property taxes ("Real and Personal Property Taxes") for the year in which the Effective Time occurs shall be apportioned as of the Effective Time between Seller and Buyer. Seller shall be liable for the portion of such Real and Personal Property Taxes based upon the number of days in the year occurring prior to the Effective Time, and Buyer shall be liable for the portion of such taxes based upon the number of days in the year occurring on and after the Effective Time. For any year in which an apportionment is required, Buyer shall file all required reports and returns incident to these taxes and shall remit to the appropriate taxing authorities all such taxes assessed for the year in which the Effective Time occurs that are not paid by Seller as of the closing Date. Seller shall pay to Buyer, at the time of buyer's remittance, Seller's share of such taxes to the extent such amounts were not credited to Buyer in calculating adjustments in the Purchase Price in Sections 2.1 or 2.2 (the "Adjusted Price").

         (2) LIABILITY AND RIGHT TO PURCHASE CLAIMS. Seller shall retain liability for all adjustments, examinations or claims relating to taxes that are paid by Seller and that are allocated to Seller pursuant to this Section 11.14. Buyer shall retain liability for all adjustments, examinations or claims relating to taxes that are paid by Buyer and that are allocated to Buyer pursuant to this Section 11.14. Seller shall administer and defend any examination, claim or adjustments arising in connection with taxes to be paid by Buyer but which are allocated to Seller pursuant to this Section 11.14.

(b) OTHER TAXES. All excise, production, severance, gross receipts, conservation, oil and gas severance and other similar taxes relating to production of hydrocarbons attributable to the Interests prior to the Effective Time shall be allocated to Seller, and all such taxes relating to Buyer's Production on or after the Effective Time shall be allocated to Buyer. Buyer shall file any reports or returns not filed as of the Closing, and shall remit to the proper taxing authorities any such taxes allocated to Seller, but not paid as of the Closing. Seller shall pay Seller's share of such taxes at the time Buyer remits such taxes to the extent such amounts were not credited to Buyer in the Purchase Price as adjusted pursuant to Section 2.2.

(c) SALES TAXES. The Purchase Price does not include any sales taxes or other transfer taxes imposed in connection with the sale of the Interests. Buyer shall pay any sales tax or other transfer tax, as well as any applicable conveyance, transfer and recording fee, and real estate transfer stamps or taxes imposed on the transfer of the Interests pursuant to the Agreement. If Buyer is of the opinion that it is exempt from the payment of any such sales tax or other transfer tax, Buyer shall furnish to Seller the appropriate tax exemption certificate.

(d) TAX PROCEEDINGS. In the event Buyer or any of Buyer's affiliates receives notice of any examination, claim, adjustment or other proceeding relating to the liability for taxes of or with respect to Seller for any period Seller is or may be liable under Section 11.14(a)(2), Buyer shall notify Seller in writing within thirty (30) days of receiving notice thereof. As to any such taxes for which Seller is or may be liable under Section 11.14(a)(2), Seller shall, at Seller's expense, control or settle the contest of such examination, claim adjustment or other proceeding, and shall indemnify Buyer against all losses, damages, costs, expenses, liabilities, claims, demands, penalties, fines, assessments, settlements, and any related expenses in connection therewith. In the event adjustment, or other proceeding relating to the liability for taxes of or with respect to Buyer for any period Buyer is or may be liable under Section 11.14(a)(2), Seller shall notify Buyer in writing within thirty (30) days of receiving notice thereof. As to any such taxes for which Buyer is or may be liable under Section 11.14(a)(2), Buyer shall, at Buyer's expense, control or settle the contest of such examination, claim, adjustment, or other proceeding, and shall indemnify Seller against all losses, damages, costs, expenses, liabilities, claims, demands, penalties, fines, assessments, settlements, and any related expenses in connection therewith. The parties shall cooperate with each other and with their respective affiliates in the negotiations and settlement of any proceeding described in this Section 11.14. Each party shall provide, or cause to be provided, to the other party necessary authorizations, including powers of attorney, to control any proceeding, which such party is entitled to control.




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

Executed as of the date first above mentioned.


                                     SELLER:

                                     APACHE CORPORATION

                                     /s/ LISA A. FLOYD
                                     ------------------------------
                                     By:  Lisa A. Floyd
                                     Its: Vice President - Business Development



                                     BUYER:


                                     VENUS EXPLORATION, INC.

                                     /s/ JOHN Y. AMES
                                     ------------------------------
                                     John Y. Ames
                                     President



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